                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                                  OPAL, INC.
                                      AT
                             $18.50 NET PER SHARE
                                      BY
                                ORION CORP. I
                         A WHOLLY OWNED SUBSIDIARY OF
                           APPLIED MATERIALS, INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON TUESDAY, DECEMBER 24, 1996,
                        UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

   THE BOARD OF DIRECTORS OF OPAL, INC. (THE "COMPANY") HAS APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                  IMPORTANT

   Any stockholder desiring to tender all or any portion of his shares of common stock, par value $.01 per share, of the Company (the "Shares"), should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning this Offer.
                                ----------------

                     The Dealer Manager for the Offer is:

                             MORGAN STANLEY & CO.
                                 INCORPORATED

NOVEMBER 26, 1996

                              TABLE OF CONTENTS

                                                                                               PAGE

                                                                                            --------

Introduction ..............................................................................      1

1. Terms of the Offer .....................................................................      3

2. Acceptance for Payment and Payment for Shares ..........................................      4

3. Procedures for Tendering Shares ........................................................      5

4. Withdrawal Rights ......................................................................      7

5. Certain Federal Income Tax Consequences ................................................      8

6. Price Range of Shares; Dividends .......................................................      8

7. Effect of the Offer on the Market for the Shares; Nasdaq Quotation and Exchange Act
   Registration ...........................................................................      9

8. Certain Information Concerning the Company .............................................      9

9. Certain Information Concerning the Purchaser and Parent ................................     11

10. Source and Amount of Funds. ...........................................................     12

11. Background of the Offer; Contacts with the Company ....................................     12

12. Purpose of the Offer, Merger, Merger Agreement and Stockholder Agreements  ............     13

13. Dividends and Distributions ...........................................................     22

14. Conditions to the Offer ...............................................................     22

15. Certain Legal Matters .................................................................     24

16. Fees and Expenses .....................................................................     28

17. Miscellaneous .........................................................................     28

Schedule I--Information Concerning Directors and Executive Officers of Parent and the
          Purchaser .......................................................................    S-1

To the Holders of Common Stock of
 OPAL, INC.:

INTRODUCTION

   Orion Corp. I, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Applied Materials, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Opal, Inc., a Delaware corporation (the "Company"), at $18.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated, which is acting as the Dealer Manager (the "Dealer Manager"), Harris Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). See Section 14.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 24, 1996 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of the Company, owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent or held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer, without interest (referred to herein as the "Merger Consideration"). See
Section 12.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Robertson, Stephens & Company LLC, the Company's financial advisor ("Robertson Stephens"), has delivered to the Board of Directors of the Company (the "Company Board") its written opinion to the effect that, as of the date of such opinion, the Offer Price is fair to the stockholders of the Company from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders of the Company herewith.

   The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of Shares pursuant to the Offer that represent at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to use its best efforts promptly to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. Notwithstanding the foregoing, Parent and the Purchaser have agreed that, until the Effective Time, the Company Board shall have at least three members who were directors on the date of the Merger Agreement.

   The consummation of the merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the merger agreement by the requisite vote of the stockholders of the company. see section 12. Under the company's certificate of incorporation and delaware law, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding shares is required to approve and adopt the merger agreement and the merger. Consequently, if the purchaser acquires (pursuant to the offer or otherwise) at least a majority of the then outstanding shares, the purchaser will have sufficient voting power to approve and adopt the merger agreement and the merger without the vote of any other stockholder.

   Under delaware law, if the purchaser acquires, pursuant to the offer or otherwise, at least 90% of the then outstanding shares, the purchaser will be able to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, without a vote of the company's stockholders. In such event, parent, the purchaser and the company have agreed to take, at the request of the purchaser, all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting of the company's stockholders. If, however, the purchaser does not acquire at least 90% of the then outstanding shares pursuant to the offer or otherwise and a vote of the company's stockholders is required under delaware law, a significantly longer period of time will be required to effect the merger. see section 12.

   The merger agreement provides that, following the satisfaction or waiver of the conditions to the offer, the purchaser will accept for payment, in accordance with the terms of the offer, all shares validly tendered pursuant to the offer as soon as it is permitted to do so pursuant to applicable law, which could be as early as immediately following 12:00 midnight, new york city time, on tuesday, december 24, 1996. The merger agreement provides that the purchaser may under certain circumstances, from time to time, extend the expiration date of the offer beyond the time it would otherwise be required to accept validly tendered shares for payment. The offer will not remain open following the time shares are accepted for payment.

   In connection with the execution of the merger agreement, parent and the purchaser entered into separate stockholder agreements, dated as of november 24, 1996 (collectively, the "stockholder agreements"), with each of rafi yizhar, the company's chief executive officer and president and the beneficial owner of an aggregate of 253,922 shares, israel niv, the company's general manager and executive vice president of sales and marketing and the beneficial owner of an aggregate of 101,878 shares, clal electronics industries ltd., the beneficial owner of an aggregate of 2,692,327 shares ("clal "), and orbotech ltd., the beneficial owner of an aggregate of 1,241,650 shares (each, a "selling stockholder" and, collectively, the "selling stockholders"). The selling stockholders beneficially own an aggregate of 4,289,777 shares or approximately 47% of the company's outstanding shares on a fully diluted basis. Pursuant to the stockholder agreements, the selling stockholders have agreed to validly tender pursuant to the offer and not withdraw all shares which are beneficially owned by the selling stockholders prior to the expiration date (as hereinafter defined). Each of the stockholder agreements provides that parent has an irrevocable option to acquire from the selling stockholder, at the offer price, all of such selling stockholder's shares if (i) the offer is terminated, abandoned or withdrawn by parent or purchaser (whether due to the failure of any of the conditions to the offer or otherwise), other than at a time when parent or the purchaser is in material breach of the terms of the merger agreement, or
(ii) the merger agreement is terminated in accordance with its terms, other than as a result of certain material breaches by parent or the purchaser in the terms of the merger agreement. Subject to certain conditions specified in each of the stockholder agreements, such options are exercisable in whole but not in part for the 60 day period following the first to occur of the foregoing events. The stockholder agreements are more fully described in section 12.

   According to the company, as of november 24, 1996 there were 8,743,583 shares outstanding, 351,050 shares reserved for issuance upon the exercise of outstanding vested employee stock options and up to 40,000 shares issuable in respect of outstanding employee contributions under the company's employee stock purchase plan for the period ending december 31, 1996. For purposes of the offer, "fully diluted basis" assumes that such vested employee stock options are exercised for shares and that all of such 40,000 shares are issued pursuant to the company's employee stock purchase plan. Based upon the foregoing information, the minimum condition would be satisfied if 4,567,318 shares were validly tendered. assuming the valid tender into the offer of the 4,289,777 shares beneficially owned by the selling stockholders, the purchaser will need to purchase an additional 277,541 shares to satisfy the minimum condition.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, December 24, 1996, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that the Purchaser will not, without the consent of the Company, decrease the Offer Price, decrease the numbers of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any other condition of the Offer in any manner adverse to the holders of Shares, except that if on the initial expiration date all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time and, if certain required regulatory approvals have not been obtained, the Offer will be extended for up to twenty business days. The Merger Agreement provides that if, immediately prior to the expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed thirty business days.

   The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

   If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 14 and 15.

   In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such

Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

   Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

   If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

   Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

   THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i) the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

     (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market System trading days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

   BACK-UP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

   Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

   A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 24, 1997, or at such later time as may apply if the Offer is extended.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Stock Certificates, the serial numbers of the particular Stock Certificates and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED TO NOT HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. With respect to the receipt of cash for Shares pursuant to the Offer, gain or loss will be recognized by the stockholder in the tax year in which such Shares are accepted for payment by the Purchaser (even if the cash is not received by such stockholder until after the close of such tax year). With respect to the receipt of cash for Shares pursuant to the Merger, gain or loss will be recognized by the stockholder at the Effective Time of the Merger (even if the cash is not received until a later time).

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

6. PRICE RANGE OF SHARES; DIVIDENDS

   The Shares trade on the Nasdaq National Market System under the symbol "OPAL." The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the Nasdaq National Market System. All prices set forth below are as reported in published financial sources:

                                                  MARKET PRICE
                                              ------------------
                                                 HIGH      LOW
                                              --------  --------
Year Ended December 31, 1995:
  Second Quarter (since May 18) .............  $20.75    $ 14.00
  Third Quarter .............................   25.25      16.25
  Fourth Quarter ............................   20.25      11.00
Year Ended December 31, 1996:
  First Quarter .............................   14.25     10.375
  Second Quarter ............................   19.25      11.75
  Third Quarter .............................   13.25       6.50
  Fourth Quarter (through November 26, 1996)    18.375      8.00

   On November 22, 1996 the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market System was $12 1/8. On November 26, 1996 the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market System was $18 1/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   Since the Company became a public company on May 18, 1995 it has not paid any dividends on its common stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION

   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there is not at least two market makers for the Shares, the National Association of Securities Dealers ("NASD") rules provide that the securities would no longer be "authorized" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

   The information concerning the Company contained in this Offer to Purchase, including financial information (other than forecasts of the Company's results of operations provided below), has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

   The Company is a Delaware corporation with its principal executive offices located at 3203 Scott Boulevard, Santa Clara, California 95054. The telephone number of the Company at such offices is (408) 727-6060. The Company is a supplier of CD-SEM systems for use in semiconductor manufacturing.

   Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as well as the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                                  OPAL, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                --------------------  -------------------------------
                                   1996       1995       1995       1994       1993
                                ---------  ---------  ---------  ---------  ---------
                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues ....................   $47,954    $30,992    $44,736    $24,573    $12,384
  Income from operations  .....     9,195      5,946      8,519      4,304      1,529
  Net income ..................     9,233      6,244      9,074      4,099      1,322
  Net income per Share ........   $  1.01    $  0.80    $  1.10    $  0.61    $  0.23
  Weighted average common
   shares and equivalents  ....     9,104      7,842      8,250      6,678      5,715

                                                         YEAR ENDED DECEMBER 31,
                                    AT SEPTEMBER 30, -----------------------------
                                          1996          1995       1994      1993
                                   ----------------  ---------  --------  --------
                                      (UNAUDITED)
BALANCE SHEET DATA:
  Working capital ................      $51,077        $42,292   $ 8,619   $ 7,091
  Total assets ...................       67,309         55,252    16,701    11,672
  Long-term debt .................           --             --       475     1,321
  Series E Mandatorily Redeemable
   Preferred Stock ...............           --             --     1,476     1,405
  Stockholders' equity ...........      $56,131        $46,508   $ 9,336   $ 5,143

   The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Copies should also be available at the offices of the NASD, 1735 K Street, N.W. Washington, D.C. 20006.

   During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included forecasts of the Company's 1996, 1997, 1998, 1999, 2000 and 2001 results of operations as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included the following information: total revenues, $64.2 million, $65.6 million, $97.4 million, $161.3 million, $220.4 million and $290.7 million, respectively; gross profit, $34.2 million, $35.1 million, $52.1 million, $86.3 million, $117.9 million and $155.5 million, respectively; and income from operations, $12.0 million, $10.8 million, $16.8 million, $32.4 million, $47.2 million and $62.2 million, respectively. The foregoing forecasts were prepared by the Company in conjunction with its financial advisor solely for internal use in connection with the transactions contemplated by the Merger Agreement and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The forecasts necessarily reflect numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control. One cannot predict whether the assumptions made in preparing the forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts and the Company has made no representation to Parent or the Purchaser regarding the forecasts described above.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

   The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 3050 Bowers Avenue, Santa Clara, California 95054.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

   Parent is a Delaware corporation with its principal office located at 3050 Bowers Avenue, Santa Clara, California 95054. Parent's principal line of business is the development, manufacture, marketing and servicing of semiconductor wafer fabrication equipment and related spare parts.

   Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

   Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended October 29, 1995, which is incorporated herein by reference, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

   Available Information. Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available at the offices of the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

   Except as set forth in this Offer to Purchase, none of the Purchaser or Parent (collectively, the "Purchaser Entities"), or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser Entities or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is approximately $171 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent plans to obtain such funds from cash accounts, under available lines of credit or pursuant to the issuance of debt securities. No final decisions have been made by Parent concerning the source of funds to be used for purchase of the Shares. However, the Offer is not conditioned on obtaining financing.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Between August and November 1995, Mr. Mendy Erad, the Company's Chairman and the Managing Director of Clal, discussed with Dr. Dan Maydan, the President of Parent, Clal's view of the strategic opportunities in the metrology and inspection business (the "M&I Business") in Israel, including the benefit to the global competitiveness of certain participants that might result from an industry consolidation. Dr. Maydan joined the Company Board in November 1995. Since December 1995, Mr. Erad and Mr. Dennis Hunter, Managing Director, Corporate Development of Parent, discussed from time-to-time the possibilities of enhancing Clal's and initiating Parent's participation in the M&I Business, including by forming a joint venture to acquire interests in various companies (including the company) engaged in the M&I Business principally in Israel.

   Discussions continued during the Spring of 1996 regarding various participation opportunities and the goals of the respective companies. During July 1996, Mr. James C. Morgan, the Chairman and Chief

Executive Officer of Parent, informed Mr. Erad of Parent's decision to explore a direct participation in the M&I Business alone rather than through a joint venture with Clal.

Notwithstanding Parent's July decision, during August and September 1996,
Mr. Erad and legal counsel and a tax advisor met with representatives of Parent, together with representatives of Parent's financial advisors and legal counsel, to discuss alternative transaction approaches that would enable Clal to participate with Parent in the M&I Business, including through the possible acquisition of the Company. Following these meetings, Clal determined that the complexity and timing of a collaborative transaction involving Clal and Parent would not be in the best interests of the Company and its stockholders, and Parent reaffirmed its conclusion that it would not be in Parent's best interests to include Clal in its contemplated efforts to enter the M&I Business.

   On October 20, 1996, the Company engaged Robertson Stephens and Evergreen Capital Markets, Ltd. to assist the Company in its evaluation of any offer which might be made by Parent.

   On October 21, 1996, Parent and the Company entered into a confidentiality agreement preceding Parent's review of certain confidential information concerning the Company. Subsequently, there were meetings in the United States and Israel to review and analyze Company information.

   During meetings in late October and early November 1996, representatives of Parent's financial advisors met with the Company's financial advisors to discuss valuation parameters of the Company. In addition, a representative of Parent's legal counsel met with representatives of the Company's legal counsel to discuss generally the terms and conditions of a possible transaction between Parent and the Company. At these meetings, Parent's financial advisors and legal counsel stated that it was an express condition to Parent's willingness to enter into an agreement to acquire the Company that there be an agreement along the lines of the Stockholder Agreements.

   At a meeting on November 10, 1996, representatives of Parent and the Company began negotiating the terms of a definitive agreement providing for Parent's acquisition of the Company. Following further negotiations on November 11, 1996, representatives of Parent indicated that they would be prepared to recommend to Parent's Board of Directors that Parent pay a price of $18.50 per Share in cash to acquire the Company, conditioned upon the willingness of the Selling Stockholders to sign the Stockholder Agreements providing for the sale of the Shares owned by each of them to Parent at a price per Share equal to the price paid in the Offer, through a tender of such Shares in the Offer or otherwise.

   Negotiations between Parent and the Company continued through November 22, 1996, culminating in Parent and the Company agreeing upon a form of Merger Agreement and a form of the Stockholder Agreements which were presented to and approved by Parent's Board of Directors at a meeting held on November 22, 1996, subject to the finalization of certain open items.

   After completion of final negotiations, a meeting of the Company Board was held on November 24, 1996, at which Robertson Stephens delivered its opinion as to the fairness of the Offer Price to the Company's stockholders from a financial point of view and the definitive Merger Agreement and Stockholder Agreements were approved by the Company Board, with Dr. Maydan and Mr. Zvi Lapidot, the Chairman of Orbot Instruments Ltd., a privately-held Israeli company ("Orbot Instruments"), and Messrs. Rafi Yizhar and Israel Niv, two of the Selling Stockholders, not participating in the vote of the Company Board relating to the Merger Agreement and the Stockholder Agreements and the transactions contemplated thereby. Following this approval, the Merger Agreement and the Stockholder Agreements were executed, and the transactions were publicly announced before financial markets opened on November 25, 1996.

   In addition, on November 24, 1996, Parent entered into an agreement to acquire all of the outstanding capital stock of Orbot Instruments for $110 million. Certain stockholders of the Company have stockholders that are also stockholders of Orbot Instruments.

12. PURPOSE OF THE OFFER, MERGER, MERGER AGREEMENT AND STOCKHOLDER AGREEMENTS

   The purpose of the Offer, the Merger, the Merger Agreement and the Stockholder Agreements is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Parent. The Offer and the Stockholder Agreements are intended to increase the likelihood that the Merger will be effected.

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

   MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares (other than with respect to insignificant changes or amendments and subject to certain conditions in the Merger Agreement), except that if on the initial scheduled expiration date all conditions to the Offer shall not have been satisfied or waived, the Purchaser may (and under certain circumstances will be required to) extend the expiration date. The Merger Agreement provides that if, immediately prior to the expiration date of the Offer, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the Shares outstanding, the Purchaser may extend the Offer for a period not to exceed 30 business days.

   The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

   The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no law, statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which declares the Merger Agreement invalid or unenforceable in any material respect or which prohibits the consummation of the Merger, and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and shall be in effect at the Effective Time; (iii) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, unless such failure to purchase is as a result of a breach of Parent's and the Purchaser's obligations under the Merger Agreement; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

   At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent, or any Shares which are held by stockholders exercising appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration and (ii) each issued and outstanding share of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

   The Company's Board of Directors. The Merger Agreement provides that promptly after the purchase by Parent of at least a majority of the outstanding Shares (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company will, upon request of the Purchaser, use its best reasonable efforts promptly to either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company Board. In the event that Parent's designees are elected to the Company Board, until the Effective Time, the

Company Board will have at least three directors who are directors on the date of the Merger Agreement. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

   Stockholders Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its reasonable efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed, subject to the provisions described below under "No Solicitation," to include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

   The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Delaware law.

   Options. Pursuant to the Merger Agreement, effective as of the Effective Time, and subject to the receipt of certain Israeli governmental approvals and exemptions, Parent and the Company will cause each outstanding unvested employee stock option to purchase Shares (the "Unvested Options") granted under the Company's stock option plans (collectively, the "Option Plan") to be assumed by Parent and converted into an option (or a new substitute option will be granted) (a "Parent Option") to purchase shares of common stock, par value $.01 per share (the "Parent Common Stock"), of Parent. Pursuant to the Merger Agreement (i) the number of shares of Parent Common Stock subject to each such Parent Option will be determined by multiplying the number of Shares subject to the Unvested Option to be cancelled by the Option Exchange Ratio (as defined below), rounding any fractional share up to the nearest whole share, and (ii) the exercise price per share of such Parent Option will be determined by dividing the exercise price per share under the Unvested Option in effect immediately prior to the Effective Time by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent, subject to appropriate adjustments for stock splits and other similar events. See Section 15. Except as provided above, the converted or substituted Parent Options will be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Unvested Options immediately prior to the Effective Time. The issuance of Parent Options as provided above is subject to, and conditioned upon, obtaining an exemption by the Israeli Securities Authority from the prospectus delivery requirement under Israeli securities laws. In the event such exemption is not obtained, unless Parent elects to comply with the applicable requirements of the Israeli securities laws, all Unvested Options held by the 35 persons holding the greatest aggregate amount of Unvested Options will be treated as described above and exchanged for Parent Options and the remaining Unvested Options will be treated in the same manner as the Vested Options (as defined below) described below. For purposes of the Merger Agreement, the "Option Exchange Ratio" is
(x) the Offer Price divided by (y) the average of the closing prices of the Parent Common Stock on the Nasdaq National Market System during the ten trading days preceding the fifth trading day prior to the Closing Date.

   Immediately before the Effective Time, each outstanding fully vested employee stock option to purchase Shares (a "Vested Option," and together with an Unvested Option, a "Company Option") granted under the Option Plan, subject to certain limited exceptions and subject to the receipt of certain Israeli governmental approvals and exemptions, will be surrendered to the Company and will be cancelled and the Company or the Surviving Corporation will pay to each holder of a Vested Option, by check, an amount equal to (i) the product of the number of the Shares which are issuable upon exercise of such Vested Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Vested Option.

   In addition, except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Option Plan and the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time. However, each participant in the Stock Purchase Plan will be entitled to receive, pursuant to the Stock Purchase Plan, a number of Shares based upon such participant's contributions in accordance with the provisions of the Stock Purchase Plan for the Purchase Period (as defined in the Stock Purchase Plan) ending December 31, 1996, or such part of such Purchase Period as has been completed at the Effective Time, and at the applicable purchase price per Share determined in accordance with the provisions of the Stock Purchase Plan for such Purchase Period, provided that no such participant will be entitled to increase his or her rate of contribution after the date of the Merger Agreement, and the Shares so purchased will immediately be exchanged for cash pursuant to the Merger.

   Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to in writing by Parent, prior to the time the directors of the Purchaser constitute a majority of the Company Board, the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and to the extent consistent therewith, each of the Company and its subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and (a) the Company will not, directly or indirectly, (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it; (ii) amend its certificate of incorporation or by-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or preferred stock or any outstanding capital stock of any of the subsidiaries of the Company; and (b) neither the Company nor any of its subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than shares reserved for issuance on November 24, 1996 pursuant to the exercise of Company Options outstanding on November 24, 1996 or pursuant to the Stock Purchase Plan;
(iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, except pursuant to stock restriction agreements with employees existing on November 24, 1996; (v) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or key employees, except inflationary increases given in accordance with past practice or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement including, without limitation, the Option Plan and the Stock Purchase Plan;
(vi) enter into any employment or severance agreement with, or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (vii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (viii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (ix) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (x) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (xi) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); (xii) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);
(xiii) change any of the accounting methods used by it unless required by generally accepted accounting principles; (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries; (xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (xvi) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; or (xvii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

   No Solicitation. In the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries will (and the Company will use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Company and the Company Board are not prohibited from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as described below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing and (ii) if, in the opinion of the Company Board, only after receipt of advice from independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) is referred to in the Merger Agreement as a "Superior Proposal"). The Company will immediately notify Parent of the existence of any proposal or inquiry, and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

   Except as provided below, pursuant to the terms of the Merger Agreement, neither the Company Board nor any committee thereof is permitted to (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company may not enter into an agreement with respect to a Superior Proposal unless the Company furnishes Parent with written notice not later than 12:00 noon one day in advance of any date that it intends to enter into such agreement and has caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it will be required to concurrently with entering into such agreement pay, or cause to be paid, to Parent the termination fee described below under "Termination Fee."

   Indemnification and Insurance. Pursuant to the Merger Agreement, for seven years after the Effective Time, Parent will, and will cause the Surviving Corporation (or any successor to the Surviving Corporation) to, (i) retain all provisions of the Company's Certificate of Incorporation as now in effect respecting the limitation of liabilities of directors and officers and (ii) indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Delaware law, subject to the Company's Certificate of Incorporation and By-laws. The Merger Agreement also provides that Parent or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than seven years after the Effective Time, provided that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers. Parent has also agreed that if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event will it be required to pay aggregate premiums for such insurance in excess of 150% of the aggregate premiums paid in 1995 on an annualized basis for such purpose (the "1995 Premium"). If Parent or the Surviving Corporation is unable to obtain substantially similar D&O Insurance, Parent or the Surviving Corporation has agreed to obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1995 Premium.

   Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, contracts, potential conflicts of interest, tax matters, litigation, title and condition of properties, vote required to approve the Merger Agreement, undisclosed liabilities, suppliers and customers, information in the Proxy Statement and the absence of any material adverse changes in the Company since December 31, 1995.

   Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (a) by mutual consent of the Board of Directors of Parent or the Purchaser and the Company Board, (b) by either the Company Board or the Board of Directors of Parent or the Purchaser
(i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer by August 24, 1997, provided that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or before such date; or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Company Board (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (i) if the Company is at such time in material breach of its obligations under the Merger Agreement; (ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal; provided it has complied with all of the provisions, including the notice provisions described above under "No Solicitation," and that it makes simultaneous payment of the Termination Fee (as defined below); or (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or the Purchaser, as applicable, (d) by the Board of Directors of Parent or the Purchaser (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of a condition described in paragraph (f) or (g) under Section 14 and (y) cannot be or has not been cured within 30 days after the giving of written notice to the Company; or
(iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event described in paragraph (e) under
Section 14.

   In accordance with the Merger Agreement, if (i) the Company Board terminates the Merger Agreement pursuant to clause (c)(ii) of the immediately preceding paragraph, (ii) the Board of Directors of Parent or the Purchaser terminates the Merger Agreement pursuant to clause (d)(iii) of the immediately preceding paragraph, or (iii) prior to the termination of the Merger Agreement (other than by the Company Board pursuant to clauses (c)(i) or (c)(iii) of the immediately preceding paragraph), an Acquisition Proposal shall have been made and within one year of such termination, the Company enters into an agreement with respect to, approves or recommends or takes any action to facilitate an Acquisition Proposal with the person making such original Acquisition Proposal at a price and on terms at least as favorable to the stockholders of the Company as the Offer and the Merger and such later Acquisition Proposal is consummated, the Company has agreed to pay to Parent (concurrently with such termination, in the case of clauses (i) or (ii) above, and not later than the consummation of such later Acquisition Proposal, in the case of clause (iii) above) an amount equal to $4,000,000 (the "Termination Fee"); provided that no Termination Fee will be payable if the Purchaser or Parent was in material breach of its representations, warranties or obligations under the Merger Agreement at the time of its termination.

   STOCKHOLDER AGREEMENTS. The following is a summary of the material terms of the Stockholder Agreements. This summary is qualified in its entirety by reference to the Stockholder Agreements which are incorporated herein by reference and a copy of each of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholder Agreements may be examined and a copy of each of them may be obtained at the place and in the manner set forth in Section 8.

   Tender of Shares. In connection with the execution of the Merger
Agreement, Parent and the Purchaser entered into a separate Stockholder Agreement with each of the Selling Stockholders. Upon the terms and subject to the conditions of each of such agreements, each of the Selling
Stockholders has agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares owned beneficially by such Selling Stockholder (or a total of 4,289,777 Shares, representing approximately 47% of the outstanding Shares on a fully diluted basis).
The Selling Stockholders have also consented to the treatment of the Company Options held by them as described under "The Merger Agreement--Options" above.

   Stock Option. In order to induce Parent and the Purchaser to enter into the Merger Agreement, each of the Selling Stockholders has granted to Parent an irrevocable option (a "Stock Option") to purchase such Selling Stockholder's Shares (the "Option Shares") at an amount (the "Purchase Price") equal to the Offer Price. Pursuant to each of the Stockholder Agreements, if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser (whether due to the failure of any of the conditions set forth in Section 14 or otherwise), other than at a time when Parent or the Purchaser is in material breach of the terms of the Merger Agreement, or (ii) the Merger Agreement is terminated in accordance with its terms, other than as a result of certain material breaches by Parent or the Purchaser in the terms of the Merger Agreement, the Stock Options will, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable in whole until the date which is 60 days after the date of the occurrence of such event (the "60 Day Period"), so long as: (i) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise, shall have expired or been waived, (ii) all other applicable consents of any governmental entity required for the purchase or sale of the Option Shares upon such exercise shall have been granted or otherwise satisfied, and (iii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental entity prohibiting the exercise of the Stock Options pursuant to the Stockholder Agreements. Each of the Stockholder Agreements provides that if (i) all HSR Act waiting periods have not expired or been waived, (ii) all other applicable consents of any governmental entity required for the purchase or sale of the Option Shares shall not have been granted or otherwise satisfied, or (iii) or there shall be in effect any such injunction or order, in each case on the expiration of the 60 Day Period, the 60 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods, (B) the grant or other satisfaction of such required consents, and (C) the date of removal or lifting of such injunction or order; provided, however, that in no event will the Stock Option be exercisable after the date which is six months after the date on which the Stock Option first becomes exercisable; provided, further, that the Stock Option will terminate if any governmental entity issues an order, decree or ruling or takes any other action (which order, decree, ruling or other action the parties to each of the Stockholder Agreements will use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits Parent's exercise of the Stock Option or the sale of the Option Shares to Parent by the Selling Stockholders.

   Resale of the Option Shares. Each of the Stockholder Agreements provides that if, within 12 months following the acquisition by the Purchaser of the Option Shares, Parent or its affiliates sell, transfer or otherwise dispose of any or all of the Option Shares to any third party (other than to another affiliate of Parent) (a "Subsequent Sale") and realizes a Profit (as defined below) from such Subsequent Sale, then Parent will pay to the Selling Stockholder an amount equal to 95% of the Profit, promptly upon receipt of the proceeds from such Subsequent Sale. "Profit" is defined in each of the Stockholder Agreements to mean (A) the amount of the excess, if any, of (x) the aggregate consideration received by Parent or its affiliates in connection with a Subsequent Sale over (y) the product of (i) the number of Shares sold, transferred or disposed of multiplied by (ii) the Purchase Price less (B) any taxes or any other payment of any nature due or payable by Parent with respect to the amount specified in clause (A), other than Parent's or the Purchaser's expenses incurred in connection with the negotiation, execution and delivery of the Stockholder Agreements and the Merger Agreement. In the event the consideration received by Parent in a Subsequent Sale is other than cash, each of the Stockholder Agreements provides that the Selling Stockholder shall be entitled to the same form of consideration as received by Parent in such Subsequent Sale or, at Parent's election, an amount in cash equal to the fair market value of such other consideration that the Selling Stockholder would have been entitled to.

   Provisions Concerning the Shares. The Selling Stockholders have agreed that during the period commencing on the date of each of the Stockholder Agreements and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, the Selling Stockholders will vote (or cause to be voted) the Shares held of record or beneficially owned by each of such Selling Stockholders: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and each of the Stockholder Agreements and any actions required in furtherance thereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify each of the Stockholder Agreements or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Offer or to the Merger not being fulfilled. In addition, each of the Selling Stockholders has appointed representatives of Parent as proxies to vote such Selling Stockholder's Shares or grant a consent or approval in respect of such Shares in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal. Each of the Selling Stockholders also agreed not to transfer such Selling Stockholder's Shares and not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal.

   Other Covenants, Representations, Warranties. In connection with each of the Stockholder Agreements, each of the Selling Stockholders made certain customary representations and warranties, including with respect to (i) ownership of the Shares, (ii) the Selling Stockholder's authority to enter into and perform its or his obligations under the Stockholder Agreement,
(iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of encumbrances on and in respect of the Selling Stockholder's Shares. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into the Stockholder Agreements and the absence of conflicts and requisite governmental consents and approvals.

   In each of the Stockholder Agreements, Parent agreed that, in the event that within three years following Parent's exercise of a Stock Option, Parent, the Purchaser or any of their subsidiaries acquires any additional Shares from, or pursuant to an offer made to all of the Company's stockholders, whether by merger, consolidation, tender offer or other similar transaction, the price paid per Share would be no less than the Purchase Price.

   CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT. Pursuant to the Confidentiality and Nondisclosure Agreement entered into on October 21, 1996 by Parent and the Company (the "Confidentiality Agreement"). The Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

   OTHER MATTERS. Under Delaware law, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. Delaware law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stockholder Agreements or otherwise, the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without approval of any other stockholder of the Company.

   No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

   In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

   Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the Board of Directors of the company approved either the business combination or the transaction which resulted in such person being an interested stockholder. As set forth below, the Company Board has taken actions to make Section 203 of the DGCL inapplicable to Parent and the Purchaser in connection with the Offer, the Merger and the transactions contemplated by the Stockholder Agreements.

   In the Merger Agreement, the Company represented that the Company Board has duly and validly approved the transactions contemplated by the Merger Agreement and the Stockholder Agreements, including the Offer, the Merger and the acquisition of Shares pursuant to the foregoing, for purposes of Section 203 of the DGCL, such approval occurring prior to the time the Purchaser became an "interested stockholder" as defined in Section 203 of the DGCL, so that the provisions thereof are not applicable to such transactions.

   The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

   Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although Parent has no current plans with respect to any of such matters.

   Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

   As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, except as explicitly permitted by the Merger Agreement, (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on November 24, 1996 pursuant to the exercise of Company Options outstanding at November 24, 1996 or pursuant to the Stock Purchase Plan, as permitted by the Merger Agreement, or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock except pursuant to stock restriction agreements with employees existing as of November 24, 1996.

14. CONDITIONS TO THE OFFER

   Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) the approval of the Offer and the Merger by the Israeli Investments Center shall not have been obtained, (iv) any applicable waiting period under the Israeli Restrictive Trade Practices Act of 1988 has not expired or terminated, (v) the approval of the Offer and the Merger by the Israeli Office of Chief Scientist shall not have been obtained, (vi) the exemption by the Israeli Securities Authority from the registration and prospectus delivery requirements of the Israeli securities laws for the issuance of the Parent Options shall not have been obtained, or (vii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

     (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity against the Purchaser, Parent, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or of the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or involving Israel and, in the case of armed hostilities involving Israel, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in Israel, (iv) any limitation (whether or not mandatory) by any United States or Israeli governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States and in Israel to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonable likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and its subsidiaries, taken as a whole, other than any such change which relates to general conditions in the economy or in the Company's industry or arises solely from the Company's execution and delivery of the Merger Agreement;

     (e) (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the terms of the Merger Agreement;

     (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer;

     (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

     (h) the Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable good faith judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

   The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

   Except as described in this Section 15, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

   State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. The Board of Directors of the Company has approved the acquisition of Shares pursuant to the Offer for purposes of Section 203 of the DGCL. See Section 12. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See
Section 14.

   United States Antitrust. The Offer, the Merger and the acquisition of Shares pursuant to the Stockholder Agreements are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. On November 26, 1996, Parent filed a Notification and Report Form with respect to the Offer, the Merger and the purchase of Shares pursuant to each of the Stockholder Agreements.

   Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, as such filing was made on November 26, 1996, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on December 11, 1996, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

   The provisions of the HSR Act would similarly apply to any purchase of the Shares subject to the Stockholder Agreements pursuant to the Stockholder Agreements (other than purchases effected through a tender pursuant to the Offer or purchases pursuant to the Stockholder Agreements occurring after the expiration of the 15-day waiting period connected to the Offer). If, as is expected, the purchase of Shares permitted by the Stockholder Agreements is effected through a tender of such Shares pursuant to the Offer or pursuant to the Stockholder Agreements after the expiration of the 15-day waiting period connected to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply.

   The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and each of the Stockholder Agreements. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   German Antitrust. The Merger is subject to German antitrust law, which requires the pre-closing approval of any merger or acquisition, where (i) one party has consolidated worldwide net sales in its most recent financial year exceeding DM 2 billion or each of at least two parties to such a transaction has consolidated worldwide net sales exceeding DM 1 billion, and (ii) such transaction has effects in Germany. Accordingly, a pre-closing notification must be filed with the German Federal Cartel Office in connection with the Merger. The German Federal Cartel Office has an initial one-month review period in which it may either (i) approve the Merger, or (ii) initiate an investigation to examine the consequences of the Merger, which investigation cannot last more than a total of four months from the date of the original notification. On November 25, 1996, Parent filed a notification with the German Federal Cartel Office in connection with the Merger. Accordingly, the initial one-month review period will expire on December 27, 1996, unless the German Federal Cartel Office commences an investigation of the Merger or approves the Merger prior thereto.

   Israeli Restrictive Trade Practices. Concurrently with entering into the Merger Agreement and the Stockholder Agreements, Parent entered into an agreement to acquire all of the outstanding capital stock of Orbot Instruments, which develops, manufactures, markets and services automated optical inspection systems for use in the production of integrated circuits by the semiconductor industry. Under Israeli antitrust law, the acquisition of both the Company and Orbot Instruments by the same acquiror may be deemed to be a merger which requires that a filing be made with the Israeli Comptroller of Restrictive Trade Practices (the "Comptroller") and the expiration of a 30-day waiting period. The Comptroller may either render a "no-action" letter within such 30-day period, fail to take any action (in which case upon the expiration of the 30-day period the transaction will be deemed to have been approved) or (upon approval by the Restrictive Trade Practices Court) extend the waiting period and investigate the transaction.

   On November 26, 1996, Parent filed with the Comptroller an application (i) requesting confirmation that Parent's acquisition of the Company and Parent's acquisition of Orbot Instruments is not a "Merger"
(as such term is defined in Section 17 of the Restrictive Trade Practices Law, 1988), or, alternatively, (ii) requesting that the Comptroller approve such transactions, if such an approval is required. Accordingly, the 30-day waiting period is expected to expire on December 26, 1996, unless the Comptroller receives the requisite approval to extend the waiting period and investigate the transaction or the Comptroller terminates the waiting period prior thereto.

   Israeli Chief Scientist Office. Parent's acquisition of control over the Company may require the approval of the Office of the Chief Scientist at the Ministry of Industry and Trade of the State of Israel (the "OCS").

   Under the Law for the Encouragement of Industrial Research and Development, 1984 (the "Research Law"), and the regulations promulgated thereunder, research and development programs approved by the OCS are eligible to receive grants, if they meet certain criteria, in exchange for the payment of royalties from the sale of the products developed in the course of the OCS-funded research and development programs. Significant portions of the Company's research and development activities are funded through OCS grants received by the Company's Israeli subsidiary, Opal Technologies Ltd. ("Opal Technologies"). The terms of the OCS grants awarded to Opal Technologies include the obligation to obtain the approval of the OCS prior to any change of control over Opal Technologies.

   The OCS will generally condition its consent on the receipt of the following:

     (i) an undertaking by the new owner to abide by the provisions of the Research Law, the regulations promulgated thereunder, and the terms of the relevant grants, including a commitment not to transfer the know-how developed in the course of the OCS-funded research and development programs to any other entity without the approval of the OCS, and an undertaking to pay all royalties as and when due; and

     (ii) a commitment that the manufacture of the products developed under the OCS-funded research and development programs will take place in Israel and that manufacturing rights will not be transferred to any third party without the prior consent of the OCS.

   On November 26, 1996, Parent and the Company filed with the OCS an application to obtain the approval of the OCS, to the extent that such approval is required, to Parent's acquisition of control over the Company.

   Israeli Investment Center. The Law for the Encouragement of Capital Investments, 1959 (the "Investment Law") provides that a capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel (the "Investment Center"), be designated as an "Approved Enterprise." Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized pursuant to the program.

   The benefits and obligations which apply to the Approved Enterprise are set out in the regulations promulgated under the Investment Law and the specific approval issued by the Investment Center with regard to each Approved Enterprise. The benefits include government grants, government guaranteed loans, tax holidays and combinations thereof. Opal Technologies has four Approved Enterprises, all of which enjoy tax holiday benefits and one of which also enjoyed government guaranteed loans. The Investment Center's approval may be required prior to Parent's acquisition of control over the Company.

   On November 26, 1996, Parent and the Company filed with the Investment
Center an application to obtain approval of the Investment Center, to the extent that such approval is required, to Parent's acquisition of control over the Company.

   Israeli Securities Authority. Under Israeli securities laws, a person may not offer securities to the public other than pursuant to a prospectus whose publication has been authorized by the Israeli Securities Authority (the
"ISA"). Pursuant to ISA policy, an offer of securities in Israel to more than 35 offerees is deemed to be an offer to the public. However, the ISA has the authority to exempt offers to more than 35 offerees from the prospectus publication requirement under certain circumstances.

   As described in Section 12, the Merger Agreement provides that, in the Merger, the Company's Unvested Options will be assumed by Parent and converted into Parent Options to purchase shares of

Parent Common Stock. Due to the fact that the Company has approximately 115 holders of Unvested Options in Israel, the conversion of Unvested Options into Parent Options in the Merger may be deemed to be an offer of securities to the public subject to the Israeli prospectus publication requirement. The Merger Agreement provides that the issuance of Parent Options to holders of Unvested Options is conditioned upon the issuance of an exemption by the ISA from the prospectus publication requirement under Israeli securities laws. In the event such exemption is not obtained, the Merger Agreement provides that the Unvested Options held by the 35 largest holders of Unvested Options will be converted into Parent Options, as provided above, and that the Unvested Options held by the remaining holders will be cancelled in exchange for cash payments in the same manner as Vested Options. See Section 12.

   On November 26, 1996, Parent filed an application with the ISA for an exemption from the prospectus publication requirement under Israeli securities laws in connection with the treatment of Unvested Options in the Merger.

   Israeli Tax Authorities. Grants of Company Options to employees of the Company who are residents of Israel are governed by the provisions of Section 102 of the Israeli Income Tax Ordinance (the "Section 102 Company Options") which requires, among other things, that a trustee designated by the Company (the "Trustee") hold the Section 102 Company Options or the Shares issued upon exercise of such Section 102 Company Options (the "Section 102 Shares") for a cumulative minimum period of two years (the "Minimum Holding Period") prior to any disposition of the Section 102 Company Options or the Section
102 Shares. As of the date of the Merger Agreement, all of the Section 102 Company Options had been held by the Trustee for less than the Minimum Holding Period and no Section 102 Shares had been issued.

   On November 26, 1996, Parent and Opal Technologies requested the Israeli Tax Authorities to (i) qualify the Parent Options issuable in exchange for the unvested Section 102 Company Options pursuant to the terms of the Merger Agreement under Section 102 or another similar provision of the Israeli Income Tax Ordinance, and to approve such exchange of options as a non-taxable event,
(ii) approve Parent's and Opal Technologies' request that the Minimum Holding Period with respect to such Parent Options will include the period during which the unvested Section 102 Company Options were held by the Trustee prior to the Effective Time, (iii) approve the cancellation in exchange for cash payments of the vested Section 102 Company Options pursuant to the terms of the Merger Agreement, and conclude that such cancellation and cash payments do not violate the terms of the plan pursuant to which such vested Section
102 Company Options were granted, and (iv) approve that,following the completion of the transaction, Opal Technologies and its employees will be entitled to all of the rights and benefits under Section 102 that they were entitled to prior to the completion of the transaction.


16. FEES AND EXPENSES

   The Purchaser has retained Morgan Stanley & Co. Incorporated to act as the Dealer Manager and to provide certain financial advisory services, Georgeson & Company Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. None of the Dealer Manager, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

   The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          ORION CORP. I
November 26, 1996

                                                                    SCHEDULE I

                           DIRECTORS AND EXECUTIVE
                    OFFICERS OF PARENT AND THE PURCHASER,

   1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United States of America, and, except as otherwise noted, the business address of each such person is c/o Parent, 3050 Bowers Avenue, Santa Clara, California 95054.

                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS

--------------------------------------  --------------------------------------------------------------------

James C. Morgan (57)  ................. Director of Parent since 1977 and Chairman of the Board of Directors of Parent since 1987 and Chief Executive Officer of Parent since
                                        February 1977. Mr. Morgan also served as President of Parent from
                                        1976 to 1987.

Dan Maydan (60)  ...................... Director of Parent since 1992 and President of Parent since December
                                        1993 and a Chairman of Applied Komatsu Technology, Inc. (formerly
                                        Applied Display Technology, Inc.) since December 1991. From 1990 to
                                        December 1993, he was Executive Vice President of Parent. During
                                        1989 and 1990, Mr. Maydan was a Group Vice President of Parent. Dr.
                                        Maydan has been a director of the Company since November 1995.

Michael H. Armacost* (58)  ............ Director of Parent since 1993. Mr. Armacost is President of The
The Brookings Institution               Brookings Institution, a nonpartisan public policy research
1775 Massachusetts Ave., N.W.           organization, since October 1995. From September 1993 through
Washington, DC 20036-2188               September 1995, he was a Distinguished Senior Fellow and Visiting
                                        Professor at the Asia/Pacific Research Center, Stanford University.
                                        From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost
                                        is a director of TRW, Inc. and AFLAC Incorporated.

Herbert M. Dwight, Jr.** (65) ........  Director of the Parent since 1981. Mr. Dwight is President, Chairman
Optical Coating Laboratory, Inc.        and Chief Executive Officer of Optical Coating Laboratory, Inc., a
2789 Northpoint Parkway                 manufacturer of optical thin films and components, since August
Department 101-1                        1991. From 1988 through 1991, Mr. Dwight was President and Chief
Santa Rosa, CA 95407-7397               Executive Officer of Superconductor Technologies, Inc., a high temperature superconductor research and development company. Mr.
                                        Dwight is a director of Applied Magnetics Corporation and Trans
                                        Ocean Ltd.


George B. Farnsworth ** (72) .........  Director of the Parent since 1974. Mr. Farnsworth retired in January 19
                                        From September 1981 through January 1986, he was Senior Vice President 86.
                                        and Group Executive, Aerospace Business Group, of General Electric Co.


------------

*  Member of Audit Committee

** Member of Stock Option and Compensation Committee

                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------  ----------------------------------------------------------------------
Philip V. Gerdine* (56)  ..... Director of the Parent since 1976. Mr. Gerdine is Executive Director
Siemens AG                     (Overseas Acquisitions) of Siemens AG, Munich, Germany, a manufacturer
ZFG-4                          of electrical and electronic products, since October 1990.
Wittelsbachersplatz, 2
D-8000 Munich 2, Germany

Tsuyoshi Kawanishi (66) .....  Director of the Parent since 1994. Mr. Kawanishi is Senior Adviser to
Toshiba Corporation            Toshiba Corporation, a manufacturer of electrical and electronic
1-1-1 Shibaura                 products, since June 1994. From June 1990 to June 1994, he was Senior
Minato-Ku                      Executive Vice President and a member of the Board of Directors of
Tokyo 105, Japan               Toshiba Corporation.

Paul R. Low* (62)............  Director of the Parent since 1992. Mr. Low is Chief Executive Officer
P.R.L. Associates              of P.R.L. Associates, a consulting firm, since July 1992. From July
11 Birchwood Drive             1990 to July 1992, Dr. Low was a Vice President, and General Manager
Greenwich, CT 06831            of Technical Products, of International Business Machines Corporation.
                               Dr. Low is a director of Network Computing Devices, Inc., Number Nine
                               Visual Technology Corporation, Solectron Corporation and Veeco
                               Instruments Inc.

Alfred J. Stein** (63).......  Director of the Parent since 1981. Mr. Stein is Chairman and Chief
VLSI Technology, Inc.          Executive Officer of VLSI Technology, Inc., a manufacturer of
1109 McKay Drive               semiconductor devices, since March 1982. Mr. Stein is a director of
San Jose, CA 95131             Tandy Corporation.

Sasson Somekh (49)...........  Senior Vice President of Parent since December 1993. Dr. Somekh served as Group Vice President from 1990 to 1993. Prior to that, Dr. Somekh had been a divisional Vice President. Dr. Somekh joined Applied
                               Materials in 1980 as a Project Manager.

Gerald F. Taylor (55) ........ Chief Financial Officer of Parent since 1984. Mr. Taylor has also been a Senior Vice President of the Company since 1991 and was previously
                               Vice President of Finance from 1984 to 1991.
David N.K. Wang (49) ......... Senior Vice President of Parent since December 1993. Dr. Wang served as Group Vice President from 1990 to 1993. Prior to that, Dr. Wang had been a divisional Vice President. Dr. Wang joined Applied Materials in
                               1980 as a Manager, Process Engineering and Applications.
Keisuke Yawata (61) .......... President and Chief Executive Officer of Applied Materials Japan,
                               effective January 1, 1995. From 1995 through 1994, Mr. Yawata was a
                               Vice President, and from 1993 through 1994, he was Executive Advisor to the Chairman, of LSI Logic Corp. From 1985 through 1992, Mr. Yawata was President, and from 1992 through 1993, he was Chairman, of LSI
                               Logic K.K.

   2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Parent, 3050 Bowers Avenue, Santa Clara, California 95054.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS

--------------------------  --------------------------------------------------------------------

Nancy H. Handel (45)  ..... President and Chief Executive Officer of the Purchaser; Vice
                            President Corporate Finance and Treasurer of Parent since January
                            1995. During 1994, Ms. Handel served as Managing Director Corporate
                            Finance of Parent. Prior to that, Ms. Handel served as Treasurer of
                            Parent from 1986 to 1994. Ms. Handel joined Parent in March 1985.

Dennis A. Hunter (54)  .... Director of the Purchaser since November 1996; Managing Director
                            Corporate Development of Parent. Mr. Hunter has been head of
                            Business Development since 1986. Prior to that, he served as director of Finance and Administration for worldwide marketing and product development. Mr. Hunter has also served as Corporate
                            Controller. Mr. Hunter currently serves as a member of the
                            Shareholders Committee of Applied Komatsu Technologies, Inc.

Joseph J. Sweeney (48)  ... Vice President and Secretary of the Purchaser; Vice President of
                            Parent since December 1993. Previously, Mr. Sweeney was a Managing
                            Director of Parent. From 1992 to 1993, Mr. Sweeney was a Vice
                            President of Silicon Graphics, Inc., and from 1988 to 1992 Mr.
                            Sweeney was a Vice President of MIPS Computer Systems, Inc.

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                       HARRIS TRUST COMPANY OF NEW YORK
                            By Overnight Courier:
                          77 Water Street, 4th Floor
                           New York, New York 10005

                                   By Mail:
                             Wall Street Station
                                P.O. Box 1010
                        New York, New York 10268-1010

                          By Facsimile Transmission
                      (for Eligible Institutions only):
                             Fax: (212) 701-7636
                                  (212) 701-7637
                            Confirm by telephone:
                                (212) 701-7618

                                   By Hand:
                                Receive Window
                          77 Water Street, 5th Floor
                              New York, New York

   Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                           GEORGESON & COMPANY INC.

                              Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: 800-223-2064

                     The Dealer Manager for the Offer is:

                             MORGAN STANLEY & CO.
                                 INCORPORATED

                            555 California Street
                                  Suite 2200
                       San Francisco, California 94104
                                (415) 576-2331